Morgan Stanley Finance LLC

May 2023

Pricing Supplement No. 9,222

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 31, 2023

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Buffered Participation Securities (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Participation Securities, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the Russell 2000® Index, which we refer to as the underlying index, has appreciated in value, you will receive for each security that you hold at maturity the stated principal amount of $1,000 plus a return reflecting 100% of the upside performance of the underlying index, subject to the maximum upside payment at maturity. If the underlying index has depreciated in value but by no more than 15%, you will receive the stated principal amount of your investment plus a positive return equal to 150% of the absolute value of the percentage decline, which will effectively be limited to a positive return of 22.50%. However, if the underlying index has depreciated by more than 15%, you will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum upside payment at maturity in exchange for the absolute return and buffer features that in each case apply to a limited range of performance of the underlying index. Investors may lose up to 85% of the stated principal amount of the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. The securities differ from the Participation Securities described in the accompanying product supplement for Participation Securities in that the securities offer the potential for a positive return at maturity if the underlying index depreciates by up to 15%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 5, 2024
Valuation date:	July 1, 2024, subject to postponement for non-index business days and certain market disruption events
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$2,000,000
Payment at maturity:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 × index percent change), subject to the maximum upside payment at maturity

●If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:

$1,000 + ($1,000 × absolute index return x 1.50)

In this scenario, you will receive a 1.50% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $225.

●If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:

$1,000 + [$1,000 × (index percent change + 15%)]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than $150 per security at maturity.

Maximum upside payment at maturity:	$1,102.50 per security (110.25% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return, and therefore a +7.50% positive return on the securities.
Initial index value:	1,749.650, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Buffer amount:

15%. As a result of the buffer amount of 15%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is 1,487.203, which is approximately 85% of the initial index value.

Stated principal amount / Issue price:	$1,000 per security
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Pricing date:	May 31, 2023
Original issue date:	June 5, 2023 (3 business days after the pricing date)
CUSIP / ISIN:	61771WAD0 / US61771WAD02
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$979.50 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$0	$1,000
Total	$2,000,000	$0	$2,000,000

(1) The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2) MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $1,000 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Participation Securities.

(3) See “Use of proceeds and hedging” on page 14.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2020 Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities
____________________________________________________________________________

Investment Summary

Dual Directional Buffered Participation Securities

The Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024 (the “securities”) can be used:

￭To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum upside payment at maturity

￭To obtain a leveraged positive return equal to 150% of the absolute index return for a limited range of negative performance of the underlying index

￭To obtain a buffer against a specified level of negative performance in the underlying index

￭To potentially outperform the underlying index in a moderately bearish scenario

Maturity:	13 months
Maximum upside payment at maturity:	$1,102.50 per security (110.25% of the stated principal amount)
Minimum payment at maturity:	$150 per security (15% of the stated principal amount). Investors may lose up to 85% of the stated principal amount of the securities.
Buffer amount:	15%, with 1-to-1 downside exposure below the buffer
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to our credit risk.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $979.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum upside payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

Key Investment Rationale

The securities offer the potential for a positive return at maturity equal to 150% of the absolute value of a limited range of the percentage change of the underlying index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the index percent increase, subject to the maximum upside payment at maturity. If the underlying index has depreciated in value but by no more than 15%, investors will receive the stated principal amount of their investment plus a positive return equal to 150% of the absolute value of the percentage decline, which will effectively be limited to a positive return of 22.50%. However, if the underlying index has depreciated by more than 15%, investors will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 85% of the stated principal amount of the securities. All payments on the securities are subject to our credit risk.

Absolute Return Feature

The securities enable investors to obtain a positive return if the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount.

Upside Scenario if the Underlying Index Appreciates

The final index value is greater than the initial index value. In this case, you receive for each security that you hold $1,000 plus a return reflecting 100% of the index percent increase, subject to the maximum upside payment at maturity of $1,102.50 per security (110.25% of the stated principal amount).

Absolute Return Scenario

The final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount, which is 15%. In this case, you receive a 1.50% positive return on the securities for each 1% negative return on the underlying index. For example, if the final index value is 5% less than the initial index value, the securities will provide a positive return of 7.50% at maturity. The maximum return you may receive in this scenario is a positive 22.50% return at maturity.

Downside Scenario

The underlying index declines in value by more than 15%, and at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 15%. For example, if the final index value is 50% less than the initial index value, the securities will be redeemed at maturity for $650, or 65% of the stated principal amount. The minimum payment at maturity is $150 per security.

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Maximum upside payment at maturity:	$1,102.50 per security (110.25% of the stated principal amount)
Buffer amount:	15%
Minimum payment at maturity:	$150 per security

Dual Directional Buffered Participation Securities Payoff Diagram

The Securities
The Underlying Index
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$100
$0
Payment at Maturity on the Securities
$1,102.50
Maximum Upside
Payment at Maturity
150% of Absolute Index Return
$150 Minimum Payment
at Maturity
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Underlying Index

See the next page for a description of how the securities work.

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

How the Securities Work

￭Upside Scenario if the Underlying Index Appreciates. Under the terms of the securities, if the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus a return reflecting 100% of the appreciation of the underlying index over the term of the securities, subject to the maximum upside payment at maturity.

￭If the underlying index appreciates 5%, the investor would receive a 5% return, or $1,050 per security.

￭If the underlying index appreciates 120%, the investor would receive only a 10.25% return, or $1,102.50 per security.

￭Absolute Return Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, the investor would receive a 1.50% positive return on the securities for each 1% negative return on the underlying index.

￭If the underlying index depreciates 5%, the investor would receive a 7.50% return, or $1,075 per security.

￭The maximum return you may receive in this scenario is a positive 22.50% return at maturity.

￭Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the underlying index from the initial index value, plus the buffer amount of 15%. The minimum payment at maturity is $150 per security.

￭If the underlying index depreciates 50%, the investor would lose 35% of the investor’s principal and receive only $650 per security at maturity, or 65% of the stated principal amount.

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Participation Securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and the securities provide a minimum payment at maturity of only 15% of the stated principal amount of the securities, subject to our credit risk. If the final index value is less than 85% of the initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the closing value of the underlying index from the initial index value, plus $150 per security. Accordingly, investors may lose up to 85% of the stated principal amount of the securities.

￭The appreciation potential is fixed and limited. Where the final index value is greater than the initial index value, the appreciation potential of the securities is limited by the maximum upside payment at maturity of $1,102.50 per security (110.25% of the stated principal amount), even if the final index value is significantly greater than the initial index value. Additionally, the positive return you can potentially receive if the underlying index depreciates is limited due to the buffer amount. If the index declines over the term of the securities by an amount greater than the buffer amount, you will lose some of your investment. See “How the Securities Work” on page 5 above.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the value of the underlying index at any time,

￭the volatility (frequency and magnitude of changes in value) of the underlying index,

￭dividend rates on the securities underlying the underlying index,

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

￭the time remaining until the maturity of the securities,

￭the composition of the underlying index and changes in the constituent stocks of the underlying index, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying index is at or below the initial index value and especially if it has declined by an amount greater than the buffer amount.

You cannot predict the future performance of the underlying index based on its historical performance. If the final index value has declined by an amount greater than the buffer amount of 15% from the initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the value of the underlying index from the initial index value, plus $150 per security.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date by an amount greater than the buffer amount, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers,

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you receive at maturity.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features,

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Morgan Stanley Finance LLC

Dual Directional Buffered Participation Securities Based on the Performance of the Russell 2000® Index due July 5, 2024

Principal at Risk Securities

such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on May 31, 2023:

Bloomberg Ticker Symbol:	RTY	52 Week High (on 8/15/2022):	2,021.346
Current Index Value:	1,749.650	52 Week Low (on 6/16/2022):	1,649.836
52 Weeks Ago:	1,864.043

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2018 through May 31, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on May 31, 2023 was 1,749.650. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Russell 2000® Index Daily Index Closing Values January 1, 2018 to May 31, 2023

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Russell 2000® Index	High	Low	Period End
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter (through May 31, 2023)	1,802.838	1,718.811	1,749.650

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	FTSE Russell, or any successor thereof
Index closing value:

The index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the underlying index will be based on the alternate calculation of the underlying index as described under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher.

Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is more likely than not that a security will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Participation Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Participation Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Participation Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $1,000 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

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Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for Participation Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Participation Securities, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the prospectus, the product supplement for Participation Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Participation Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Participation Securities, in the index supplement or in the prospectus.

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